EXHIBIT -5.1
MAYER • BROWN
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com
April 15, 2008
ArcelorMittal Financial Services LLC
c/o ArcelorMittal USA Inc.
1 South Dearborn, 19th Floor
Chicago, Illinois 60603
Dear Ladies and Gentlemen:
     We have acted as United States counsel to ArcelorMittal Financial Services LLC, a Delaware limited liability company (the “Company”), to ArcelorMittal USA Partnership, a Delaware partnership (the “Successor Issuer”), to the entities listed on Schedule I hereto (collectively, the “U.S. Guarantors”), to 3222193 Nova Scotia Company, a Nova Scotia unlimited company (the “Canadian Guarantor”), and to ArcelorMittal, a company organized under the laws of the Grand Duchy of Luxembourg (“ArcelorMittal”), pursuant to a registration statement on Form F-4 and S-4 (the “Registration Statement”) of $422,500,000 principal amount of 9-3/4% Senior Secured Notes due 2014 of the Company (the “Notes”), and the guarantees thereof (the “Guarantees”) by the U.S. Guarantors, the Canadian Guarantor and ArcelorMittal in connection with the solicitation of consents by the Company of the holders of the Notes to certain amendments to the indenture pursuant to which the Notes are issued.
     In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company, the Successor Issuer, the U.S. Guarantors, the Canadian Guarantor and ArcelorMittal as we have deemed necessary or appropriate. We have also assumed without verification that (i) the Canadian Guarantor has been duly incorporated under the laws of the Province of Nova Scotia, Canada and is an existing unlimited liability company in good standing under the laws of the Province of Nova Scotia, Canada, (ii) ArcelorMittal has been duly incorporated under the laws of the Grand Duchy of Luxembourg and is an existing corporation in good standing under the laws of the Grand Duchy of Luxembourg, (iii) each of the documents referred to herein to which each of the Canadian Guarantor and ArcelorMittal is a party has been duly authorized, executed and delivered by such company and, except as set forth in the opinions expressed below as to New York law, constitutes a valid and legally binding obligation of the Canadian Guarantor or ArcelorMittal, as the case may be, enforceable against such company in accordance with its terms, (iv) the indenture governing the Notes has been duly authorized, executed and delivered by the Trustee (as defined therein), and (v) the execution, delivery and performance of their respective Guarantees by each of the Canadian Guarantor and ArcelorMittal will not conflict with any provision of law (other than the Federal laws of the United States and the laws of the State of New York) applicable to such company.
Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

Mayer Brown llp
ArcelorMittal Financial Services LLC
April 15, 2008

     We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.
     Based upon the foregoing, we are of the opinion that:
(i)	The Notes have been duly authorized for issuance by the Successor Issuer and when the Notes are duly executed, authenticated, issued and delivered in accordance with the indenture governing the Notes, the Notes will be legally issued and will constitute valid and legally binding obligations of the Successor Issuer, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity);

(ii)	the Guarantees have been duly authorized for issuance by the U.S. Guarantors and when the Guarantees are duly executed, issued and delivered in accordance with the indenture governing the Notes, the Guarantees will constitute valid and legally binding obligations of the U.S. Guarantors, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity);

(iii)	assuming the due authorization for issuance by the Canadian Guarantor, when the Guarantee is duly executed, issued and delivered in accordance with the indenture governing the Notes, the Guarantee will constitute the valid and legally binding obligation of the Canadian Guarantor, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity); and

(iv)	assuming the due authorization for issuance by Arcelor Mittal, when the Guarantee is duly executed, issued and delivered in accordance with the indenture governing the Notes, the Guarantee will be legally issued and will constitute the valid and legally binding obligation of the ArcelorMittal, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the effect of general principles of

Mayer Brown llp
ArcelorMittal Financial Services LLC
April 15, 2008

equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity).
     We express no opinions as to matters under or involving any laws other than the laws of the States of New York, the federal laws of the United States of America and the corporate laws of the States of Delaware and Minnesota.
     We consent to the filing of this opinion as an exhibit to the registration statement relating to the Notes and to the reference to us under the caption “Legal Matters”.
Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP

Schedule I
List of U.S. Guarantors
ArcelorMittal USA Inc.
Burnham Trucking Company, Inc.
ArcelorMittal USA Incoal Inc.
ArcelorMittal Minorca Mine Inc.
ArcelorMittal Service Inc.
ArcelorMittal Cleveland Inc.
ArcelorMittal Weirton Inc.
ArcelorMittal Hennepin Inc.
ArcelorMittal Indiana Harbor LLC
ArcelorMittal Warren Inc.
ArcelorMittal Riverdale Inc.
Mittal Steel USA — Venture Inc.
ArcelorMittal Plate LLC
ISG Sparrows Point LLC
ArcelorMittal Steelton LLC
ArcelorMittal Lackawanna LLC
ArcelorMittal Burns Harbor LLC
ArcelorMittal Columbus LLC
ArcelorMittal Georgetown Inc.
Mittal Steel USA — Railways Inc.
ArcelorMittal Hibbing Inc.
Hibbing Taconite Holding Inc.
ISG Acquisition Inc.
ArcelorMittal Real Estate Inc.
ArcelorMittal Tow Path Valley Business Park Development Company
ArcelorMittal Finance LLC